Nanophase Technologies Corp. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

Nanophase Files Complaint for Declaratory Judgment

Romeoville, Ill., Sept. 7, 2022 – Nanophase Technologies Corporation (OTCQB: NANX), a leader in minerals-based and scientifically-driven health care solutions across beauty and life science categories — with innovations that protect skin from environmental aggressors and aid in medical diagnostics — today filed an 8-K referencing that BASF, one of its customers, filed a complaint against Nanophase in the Superior Court of New Jersey.

Among other things, the complaint alleges that Nanophase breached the exclusivity provisions of a supply agreement through the sale of zinc oxide based products through its Solésence subsidiary. In response to BASF’s action, Nanophase has in turn filed a Complaint for Declaratory Judgment in the Circuit Court of Cook County regarding the exclusivity terms within the agreement. While management is disappointed that it has come to this point after two decades of supply to BASF and over a half-decade of operating the Solésence business, the Company is fully confident in its position and will take the necessary steps to defend it.

Jess Jankowski, President and Chief Executive Officer, commented: “Nanophase has had a longstanding supplier relationship with BASF. For the past half-decade, in a separate capacity, Solésence has served as the value and growth engine for the Company. Solésence and the intellectual property used to manufacture its products -- including the unique, patented technologies leveraged by our brand partners across skincare and color cosmetics categories -- are exclusively owned by our Company and are not impacted or otherwise put at risk by the BASF complaint. As such, our value engine, including our growth and growth potential, remains unencumbered. It is our hope to continue negotiating in good faith to resolve these issues. We do not foresee immediate or long-term impacts on our ability to produce, sell and grow our Solésence products.”

Kevin Cureton, Chief Operating Officer, commented: “Nanophase, from the inception of the Active Stress Defense TM technology platform, has always operated with absolute integrity to preserve the rights of our key clients while expanding the scope and availability of the important, lifesaving and life-enhancing technologies we create. As we say regularly to our brand partners – our ability to succeed is directly tied to their success. With this in mind, we must and will vigorously defend our position to protect the interests of all our brand partners, shareholders, and employees. We would also like to assure all our brand partners and suppliers that this action will not distract or detract from our ongoing daily operations.”

About Nanophase Technologies

Nanophase Technologies Corporation (NANX), www.nanophase.com, is a leading innovator in minerals-based and scientifically driven health care solutions across beauty and life science categories, as well as other legacy advanced materials applications. Leveraging a platform of integrated, patented, and proprietary technologies, the Company creates products with unique performance, enhancing consumers' health and well-being. We deliver commercial quantity and quality engineered materials both as ingredients and as part of fully formulated products in a variety of formats.

About Solésence Beauty Science

Solésence, LLC, www.solesence.com, a wholly owned subsidiary of Nanophase Technologies, is changing the face of skin health with patented, mineral-based technology that is embraced by leading performance-driven and clean beauty brands alike. Our patented products for brands transform the way mineral actives look, feel and function — enabling textures never-before-seen in the mineral space and inclusivity never-before-seen in the sun care space. Solésence’s innovative formulations offer best-in-class UV protection, unparalleled free radical prevention to protect against pollution, and enhanced antioxidant performance.

Forward-Looking Statements

This press release contains words such as “expects,” shall,” “will,” “believes,” and similar expressions that are intended to identify forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements in this announcement are made based on the Company’s current beliefs, known events and circumstances at the time of publication, and as such, are subject in the future to unforeseen risks and uncertainties that could cause the Company’s results of operations, performance, and achievements to differ materially from current expectations expressed in, or implied by, these forward-looking statements. These risks and uncertainties include, without limitation, the following: a decision by a customer to cancel a purchase order or supply agreement in light of the Company’s dependence on a limited number of key customers; uncertain demand for, and acceptance of, the Company’s engineered materials, ingredients, and fully formulated products; the Company’s manufacturing capacity and product mix flexibility in light of customer demand; the Company’s limited marketing experience; changes in development and distribution relationships; the impact of competitive products and technologies; the Company’s dependence on patents and protection of proprietary information; the resolution of litigation in which the Company may become involved; the impact of any potential new government regulations that could be difficult to respond to or too costly to comply with while remaining financially viable; the ability of the Company to maintain an appropriate electronic trading venue; and other factors described in the Company’s Form 10-K filed March 31, 2022. In addition, the Company’s forward-looking statements could be affected by general industry and market conditions and growth rates. Except as required by federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties, or other contingencies.

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Contact

Direct: Investor Relations

Phone: 630-771-6700

Website: www.nanophase.com